Exhibit 10.2

September 25, 2017

Ms. Michelle Gass
Chief Merchandising & Customer Officer
Kohl’s Department Stores, Inc.
Menomonee Falls, WI 53015

Dear Michelle:

Congratulations on your promotion.

Your Position: You are being promoted to the position of Chief Merchandising and Customer Officer & Chief Executive Officer - Elect, effective immediately. Upon my retirement in May 2018, you will become the Chief Executive Officer. You will continue to be a member of the Operating Committee and a Principal Officer of Kohl’s. Until my retirement, you will continue to report to me in my capacity as Chief Executive Officer. Following my retirement, you will report to my successor as Chairman.

Your Salary: Your new annualized salary will be $1,400,000. You will continue to be paid on the 15th and 30th of each month. Your job performance and base compensation will next be reviewed in the Spring of 2019 with any change in your compensation effective April 1, 2019.

Annual Incentive Program:  You will continue to be eligible to participate in Kohl's Annual Incentive Plan. Based on your position as Chief Executive Officer - Elect and in the future as Chief Executive Officer, you will be eligible for annual bonus payments from 0% to 250% of your base salary. This incentive is an annual team bonus that recognizes your contributions based on total company financial performance.  Your new participation level will begin with incentive awards made in early 2018 based upon Kohl’s performance in fiscal 2017.

Equity Award: In recognition of your promotion to Chief Executive Officer - Elect and future Chief Executive Officer, you will receive a 2017/2019 LTIP Award valued at $6,000,000. This award will consist of 60% Performance Share Units (PSUs) and 40% Restricted Shares. The number of PSUs and Restricted Shares awarded will be based on the closing share price on the date the Board of Directors’ Compensation Committee approves the grant. The Restricted Shares will vest in four equal annual installments. The PSUs cliff-vest following fiscal year 2019. The actual value of the PSUs is dependent upon Kohl’s performance in 2017, 2018 and 2019, and can be worth 0 to 200% of the grant date value. The value of the PSUs will also be modified by up to 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over that 3 year period. Further detail on Kohl’s LTIP is provided in our proxy materials for our 2017 Annual Meeting of Shareholders.

You will continue to be eligible to participate in Kohl’s annual equity award process in the Spring of 2018 and beyond. As Chief Executive Officer - Elect and in the future as Chief Executive Officer, your new annual target value of LTIP awards will be $6,000,000.

Other Benefits: As Chief Executive Officer - Elect and in the future as Chief Executive Officer, you will continue to be entitled to participate in all other benefit programs available to Kohl’s Principal Officers.

Conditions: This offer is subject to your acceptance and execution of this letter and an amendment to your current employment agreement with Kohl’s, which is being provided to you under separate cover.

On behalf of myself and the entire Board of Directors, it is our pleasure to congratulate you on your promotion. We look forward to working with you in supporting the success and growth of Kohl’s.

Very truly yours,

/s/ Kevin Mansell

Kevin Mansell
Chairman, President & Chief Executive Officer
Kohl's Department Stores, Inc.

Accepted and agreed to this 25th day of September, 2017

/s/ Michelle Gass
Michelle Gass